Exhibit 99.1

Cognex Reports Fourth Quarter 2025 Results

February 11, 2026 — NATICK, MA — Cognex Corporation (NASDAQ: CGNX), the global technology leader in industrial machine vision, today reported financial results for the fourth quarter and full year 2025.

Fourth-Quarter and Full-Year Financial and Operating Highlights

•Fourth-quarter revenue grew 10% year over year or 9% on a constant-currency basis.
•Full-year revenue grew 9% year over year or 8% on a constant-currency basis; excluding the one-time benefit from the commercial partnership with a medical lab automation channel partner (the "Commercial Partnership” or “CP”), revenue grew 7% year over year.
•Fourth-quarter operating margin of 14.0%; Adjusted EBITDA margin of 22.7%, up 420 basis points year over year, and the sixth consecutive quarter of expansion.
•Full-year operating margin of 16.3%; Adjusted EBITDA margin of 21.5%, up 440 basis points year over year and up 360 basis points to 20.7% excluding the Commercial Partnership, surpassing 20% execution milestone ahead of plan.
•Fourth-quarter net income per diluted share was $0.19; Adjusted diluted earnings per share were $0.27, an increase of 35% year over year, the sixth consecutive quarter of double-digit growth.
•Full-year net income per diluted share was $0.68; Adjusted diluted earnings per share were $1.02, an increase of 38% year over year.
•Returned $206 million to shareholders during the year, including $151 million in share buybacks.
•Completed a comprehensive strategic portfolio review and began exiting approximately $22 million of non-core, no‑growth or low‑margin revenue, sharpening focus and improving mix.
•Continued operating model optimization is expected to deliver an additional $35 to $40 million in annualized cost reductions by the end of 2026.

“2025 marked a return to profitable growth for Cognex, with constant‑currency revenue growth of 8% and adjusted EPS growth of 38%,” said Matt Moschner, President and CEO. “We made significant progress against each of our strategic objectives, including advancing our technology leadership in AI-enabled industrial machine vision, raising the bar on our end-to-end customer experience, and making steady progress toward our customer growth objective.”

Mr. Moschner continued, "We are also taking meaningful steps to optimize our portfolio – exiting approximately $22 million of non‑core, no‑growth or low‑margin revenue – and continuing to transform our operating model, which is expected to deliver an additional $35 to $40 million in annualized cost reductions by the end of 2026. We believe these changes, coupled with our ongoing salesforce transformation, will help maintain growth, expand margins, and allow for continued investment in new AI technologies and customer experience capabilities necessary to deepen our competitive advantage."

Dennis Fehr, CFO, added, “We believe our 2025 results again demonstrated our ability to drive profitable growth and the earnings power of our model. Adjusted EBITDA margin, excluding the one-time Commercial Partnership benefit, expanded 360 basis points year over year to 20.7%. We surpassed our first execution milestone of 20% a full year ahead of plan driven by focused execution and strong cost discipline. Building on the actions we’ve already completed, our next milestone is a 25% Adjusted EBITDA margin – targeted on a run‑rate basis by the end of 2026 – as we focus on creating long‑term value for shareholders through sustainable margin expansion."

Financial Performance Highlights for the Fourth Quarter
(Dollars in millions, except per share amounts)

	Three-months ended
	December 31, 2025	December 31, 2024	Y/Y Change
Revenue	$252	$230	+10%

Operating Income	$35	$31	+14%
% of Revenue	14.0%	13.4%	+60 bps

Adjusted EBITDA*	$57	$42	35%
% of Revenue	22.7%	18.5%	+420 bps

Net Income per Diluted Share	$0.19	$0.16	+18%

Adjusted EPS (Diluted)*	$0.27	$0.20	+35%
*Adjusted EBITDA and Adjusted EPS (Diluted) include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this news release.

•Revenue was $252 million, compared with $230 million in the fourth quarter of 2024, an increase of 10%. Excluding the impact of foreign currency exchange (FX), revenue increased 9% compared to the prior year. The year-over-year increase in revenue was driven by increased year-end spending across many of our Factory Automation end markets, while Logistics continued to deliver steady growth.

•Gross margin was 65.7% compared to 68.7% in the fourth quarter of 2024. Adjusted gross margin was 71.6% compared to 69.4% in the fourth quarter of 2024, an increase of 220 basis points. The year-over-year increase was driven by volume and favorable mix slightly offset by tariffs.

•Operating expenses were $131 million compared to $127 million in the fourth quarter of 2024, an increase of 3%. Adjusted operating expenses were $128 million, compared to $122 million in the fourth quarter of 2024, an increase of 5%. On a constant-currency basis, Adjusted operating expenses increased 2% year over year, reflecting ongoing cost discipline offset by incentive compensation headwinds in the quarter.

•Operating income was $35 million compared to $31 million in the fourth quarter of 2024, an increase of 14%. Operating margin was 14.0% compared to 13.4% in the fourth quarter of 2024, an increase of 60 basis points. Adjusted operating margin was 20.9% compared to 16.2% in the fourth quarter of 2024, an increase of 470 basis points.

•Adjusted EBITDA was $57 million compared to $42 million in the fourth quarter of 2024, an increase of 35%. Adjusted EBITDA margin was 22.7% compared to 18.5% in the fourth quarter of 2024, an increase of 420 basis points year over year, the sixth consecutive quarter of year-over-year expansion. The expansion was driven by revenue growth and disciplined cost management.

•Net income of $33 million compared to $28 million in the fourth quarter of 2024, an increase of 15%. Adjusted net income was $46 million compared to $35 million in the fourth quarter of 2024, an increase of 32%.

•Net income per diluted share was $0.19 compared to $0.16 in the fourth quarter of 2024, an increase of 18%. Adjusted diluted earnings per share were $0.27 compared to $0.20 in the fourth quarter of 2024, an increase of 35%, the sixth consecutive quarter of double-digit year-over-year growth.

Financial Performance Highlights for the Year
(Dollars in millions, except per share amounts)

	Twelve-months ended
	December 31, 2025	December 31, 2025	December 31, 2024	Y/Y Change	Y/Y Change
	As Reported	Excluding CP	As Reported	As Reported	Excluding CP
Revenue	$994	$982	$915	+9%	+7%

Operating Income	$163	$152	$115	+41%	+32%
% of Revenue	16.3%	15.5%	12.6%	+370 bps	+290 bps

Adjusted EBITDA*	$214	$204	$156	37%	+31%
% of Revenue	21.5%	20.7%	17.1%	+440 bps	+360 bps

Net Income per Diluted Share	$0.68	$0.63	$0.62	+10%	+2%

Adjusted EPS (Diluted)*	$1.02	$0.97	$0.74	+38%	+31%
*Adjusted EBITDA and Adjusted EPS (Diluted) include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this news release.
•Revenue was $994 million, compared with $915 million in 2024, an increase of 9%. Excluding the impact of foreign currency exchange (FX), revenue increased 8% compared to the prior year. Excluding the one-time benefit from the Commercial Partnership, revenue grew 7% year over year.
•Gross margin was 66.9% compared to 68.4% in 2024. Adjusted gross margin was 68.9% compared to 69.3% in 2024, a decline of 40 basis points. The year-over-year decline was primarily due to less favorable industry mix, and, to a lesser extent, the impact from tariffs, partially offset by the one-time benefit from the Commercial Partnership.

•Operating expenses were $503 million compared to $511 million in 2024, a decrease of 2%. Adjusted operating expenses were $491 million, compared to $498 million in 2024, a decrease of 1%. On a constant-currency basis, Adjusted operating expenses declined 2% year over year, reflecting ongoing cost discipline offset by incentive compensation.

•Operating income was $163 million compared to $115 million in 2024, an increase of 41%. Operating margin was 16.3% compared to 12.6% in 2024, an increase of 370 basis points. Adjusted operating margin was 19.6% compared to 14.9% in 2024, an increase of 470 basis points.

•Adjusted EBITDA was $214 million compared to $156 million in 2024, an increase of 37%. Adjusted EBITDA margin was 21.5% compared to 17.1% in 2024, an increase of 440 basis points. Excluding the one-time benefit from the Commercial Partnership, Adjusted EBITDA of $204 million increased 31% year over year and Adjusted EBITDA margin of 20.7% increased 360 basis points year over year driven by revenue growth and disciplined cost management.

•Net income of $114 million compared to $106 million in 2024, an increase of 8%. Adjusted net income of $172 million compared to $127 million in 2024, an increase of 35%.

•Net income per diluted share was $0.68 compared to $0.62 in 2024, an increase of 10%. Adjusted diluted earnings per share were $1.02 compared to $0.74 in 2024, an increase of 38%. Excluding the one-time benefit from the Commercial Partnership, Adjusted diluted earnings per share of $0.97 increased 31% year over year.

Balance Sheet and Cash Flow Highlights

•As of December 31, 2025, Cognex’s financial position remained strong, with $642 million in cash and investments and no debt.

•During the fourth quarter, Cognex generated $75 million of cash from operating activities compared to $51 million in the fourth quarter of 2024, an increase of 46%. During 2025, Cognex generated $246 million of cash from operating activities compared to $149 million in 2024, an increase of 65%.

•During the fourth quarter, Cognex generated Free Cash Flow (FCF) of $72 million compared to $49 million in the fourth quarter of 2024, an increase of 47%. During 2025, Cognex generated FCF of $237 million compared to $134 million in 2024, an increase of 77%. Full-year FCF conversion rate was 207% of net income and 138% of Adjusted net income.

•During the fourth quarter, Cognex repurchased $25 million of its common stock and paid $14 million in dividends to shareholders. During 2025, Cognex repurchased $151 million of its common stock and paid $55 million in dividends to shareholders.

•As of December 31, 2025, Cognex had $115 million remaining on its $500 million share repurchase authorization. On February 11, 2026, Cognex’s Board of Directors approved an increase of $500 million to the existing share repurchase authorization. Cognex expects to execute repurchases opportunistically, subject to market conditions and other uses of capital.

Dividend
On February 11, 2026, Cognex's Board of Directors declared a quarterly cash dividend of $0.085 per share. The dividend is payable on March 12, 2026, to all shareholders of record at the close of business on February 26, 2026.

First-Quarter 2026 Guidance
Cognex issued first-quarter 2026 guidance; details are summarized in the table below.

(Dollars in millions, except per share amounts)	Q1 2026 Guidance	Q1 2025 Results	Y/Y Change*
Revenue	$235 - $255	$216	+13%

Adjusted EBITDA Margin[1]	19.0% - 22.0%	16.8%	+370 bps

Adjusted Earnings Per Share (diluted)[1]	$0.22 - $0.26	$0.16	+50%

*At the midpoint of guidance.

1Cognex has provided the forward-looking non-GAAP measures of adjusted EBITDA margin, and adjusted earnings per share (diluted), but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as reorganization charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items from GAAP to Non-GAAP.” In Q1 2025 the GAAP operating margin was 12.1% and GAAP earnings per share (diluted) were $0.14.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on February 12, 2026, at 8:30 a.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 or (201) 389-0911 if outside the United States.

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

Forward-Looking Statements

Certain statements made in this release, as well as oral statements made by the Company from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Readers can identify these forward-looking statements by our use of the words "expects," "anticipates," "estimates," "potential," "believes," "projects," "intends," "plans," "aims," "will," "may," "shall," "could," "should," "opportunity," "goal," "objective," "target," "milestone" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance, financial targets, milestones and related timing expectations, the impacts of our strategic portfolio review, the impact of tariffs, customer demand and order rates and timing of related revenue, future product or revenue mix, research and development activities, sales and marketing activities including our salesforce transformation, new product offerings, innovation and product development activities, customer acceptance of our products, commercial partnerships, capital expenditures, cost management activities including expected annualized operating expense reductions, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, acquisitions, and estimated tax benefits and expenses, changes in tax legislation, and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products and the inability to develop new products; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees and effectively plan for succession including managing the transition of our Chief Executive Officer, while maintaining our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes, the imposition of tariffs, the economic climate in China, and the wars and conflicts involving Ukraine and Israel and those that may arise in the future in the geographies where we conduct business; (6) the challenges in integrating and achieving expected results from acquired businesses; (7) uncertainty surrounding our future capital needs; (8) the inability to effectively scale our operations and salesforce to support a significantly expanded customer base; (9) information security breaches and other cybersecurity threats; (10) the failure to comply with laws or regulations relating to data privacy, data protection, AI, or other automated technologies; (11) the inability to protect our proprietary technology and intellectual property; (12) the inability to manage direct and indirect disruptions to our supply chain, which could cause delays in obtaining components for our products at reasonable prices; (13) the failure to manufacture and deliver products in a timely manner; (14) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (15) the inability to design and manufacture high-quality products; (16) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive industries; (17) challenges in accurately forecasting our financial results due to seasonal and cyclical variations in customer purchasing patterns and economic and market volatility; (18) potential impairment charges with respect to our investments or acquired intangible assets; (19) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (20) fluctuations in foreign currency exchange rates and the use of derivative instruments; (21) unfavorable global economic conditions, including, without limitation, increases in interest rates, elevated inflation rates, and recession risks; (22) business disruptions from natural or man-made disasters, public health crises, or other events outside our control; (23) stock price volatility; (24) our involvement in time-consuming and costly litigation or activist shareholder activities; and (25) the failure to effectively transform our operating model, manage our expenses, and achieve expected cost reductions. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by our Quarterly Reports on Form 10-Q as filed with the SEC. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2025	2024
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$262,925	$186,094
Current investments, amortized cost of $74,050 and $60,725 in 2025 and 2024, respectively, allowance for credit losses of $0 in 2025 and 2024	74,037	59,956
Accounts receivable, allowance for credit losses of $728 and $827 in 2025 and 2024, respectively	146,713	143,359
Unbilled revenue	16,980	3,055
Inventories	137,889	157,527
Prepaid expenses and other current assets	58,702	63,376
Total current assets	697,246	613,367
Non-current investments, amortized cost of $302,539 and $345,033 in 2025 and 2024, respectively, allowance for credit losses of $0 in 2025 and 2024	305,339	340,898
Property, plant, and equipment, net	86,015	98,445
Operating lease assets	72,310	67,326
Goodwill	386,279	384,937
Intangible assets, net	81,100	90,684
Deferred income taxes	383,272	392,166
Other assets	4,994	5,027
Total assets	$2,016,555	$1,992,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,203	$38,046
Accrued expenses	91,397	71,760
Accrued income taxes	9,141	25,685
Deferred revenue and customer deposits	21,094	25,035
Operating lease liabilities	11,716	8,854
Total current liabilities	183,551	169,380
Non-current operating lease liabilities	64,870	61,363
Deferred income taxes	250,512	217,155
Reserve for income taxes	24,269	26,365
Other liabilities	1,452	1,082
Total liabilities	524,654	475,345

Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $0.01 par value - Authorized: 400 shares in 2025 and 2024, respectively, no shares issued and outstanding	—	—
Common stock, $0.002 par value – Authorized: 300,000 shares in 2025 and 2024, respectively, issued and outstanding: 166,997 and 170,434 shares in 2025 and 2024, respectively	334	341
Additional paid-in capital	1,138,708	1,090,638
Retained earnings	406,355	499,303
Accumulated other comprehensive loss, net of tax	(53,496)	(72,777)
Total shareholders’ equity	1,491,901	1,517,505
Total liabilities and shareholders' equity	$2,016,555	$1,992,850

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended		Twelve-months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Revenue	$252,338	$229,684	$994,359	$914,515
Cost of revenue (1)	86,434	71,825	328,966	288,721
Gross profit	165,904	157,859	665,393	625,794
Percentage of revenue	65.7%	68.7%	66.9%	68.4%
Research, development, and engineering expenses (1)	36,060	32,538	138,970	139,815
Percentage of revenue	14.3%	14.2%	14.0%	15.3%
Selling, general, and administrative expenses (1)	94,568	94,481	363,857	370,914
Percentage of revenue	37.5%	41.1%	36.6%	40.6%
Operating income	35,276	30,840	162,566	115,065
Percentage of revenue	14.0%	13.4%	16.3%	12.6%
Foreign currency gain (loss)	(966)	445	(4,082)	1,531
Investment income	4,723	4,174	16,950	13,971
Other income (expense)	5,046	341	7,368	922
Income before income tax expense	44,079	35,800	182,802	131,489
Income tax expense	11,415	7,454	68,360	25,318
Net income	$32,664	$28,346	$114,442	$106,171
Percentage of revenue	12.9%	12.3%	11.5%	11.6%

Net income per weighted-average common and common-equivalent share:
Basic	$0.20	$0.17	$0.68	$0.62
Diluted	$0.19	$0.16	$0.68	$0.62

Weighted-average common and common-equivalent shares outstanding:
Basic	167,256	171,282	168,049	171,438
Diluted	168,896	172,508	169,367	172,611

Cash dividends per common share	$0.085	$0.080	$0.325	$0.305

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$522	$506	$2,216	$1,966
Research, development, and engineering	3,403	2,992	15,336	14,628
Selling, general, and administrative	9,943	9,578	30,965	35,849
Total stock-based compensation expense	$13,868	$13,076	$48,517	$52,443

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross margin, adjusted operating expense, adjusted operating income and margin, adjusted EBITDA and margin, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross profit and margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating income and margin: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted EBITDA and margin: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs, discrete tax items, tax impact on reconciling items and one-time discrete events.

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

•Free cash flow conversion rate: Free cash flow divided by adjusted net income.

Cognex may disclose results on a constant-currency basis as one measure to evaluate its performance and compare results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
Dollars in thousands, except per share amounts
(Unaudited)

	Three-months Ended		Twelve-months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Gross profit (GAAP)	$165,904	$157,859	$665,393	$625,794
Acquisition and integration costs	212	213	878	2,295
Amortization of acquisition-related intangible assets	1,344	1,360	5,443	5,817
Reorganization charges	171	18	657	18
Excess and obsolete inventory charges	$13,067	$—	$13,067	$—
Adjusted gross profit	$180,698	$159,450	$685,438	$633,924
GAAP gross margin	65.7%	68.7%	66.9%	68.4%
Adjusted gross margin	71.6%	69.4%	68.9%	69.3%

Operating expense (GAAP)	$130,628	$127,019	$502,827	$510,729
Acquisition and integration costs	(211)	(761)	(1,188)	(4,229)
Amortization of acquisition-related intangible assets	(1,215)	(1,132)	(5,061)	(5,601)
Reorganization charges	(1,240)	(2,972)	(5,828)	(2,972)
Adjusted operating expense	$127,962	$122,154	$490,750	$497,927

Operating income (GAAP)	$35,276	$30,840	$162,566	$115,065
Acquisition and integration costs	423	974	2,066	6,524
Amortization of acquisition-related intangible assets	2,559	2,492	10,504	11,418
Reorganization charges	1,411	2,990	6,485	2,990
Excess and obsolete inventory charges	13,067	—	13,067	—
Adjusted operating income	$52,736	$37,296	$194,688	$135,997
GAAP operating margin	14.0%	13.4%	16.3%	12.6%
Adjusted operating margin	20.9%	16.2%	19.6%	14.9%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	4,541	5,139	19,385	20,393
Adjusted EBITDA	$57,277	$42,435	$214,073	$156,390
Adjusted EBITDA margin	22.7%	18.5%	21.5%	17.1%

Net income (GAAP)	$32,664	$28,346	$114,442	$106,171
Acquisition and integration costs	423	974	2,066	6,524
Amortization of acquisition-related intangible assets	2,559	2,492	10,504	11,418
Reorganization charges	1,411	2,990	6,485	2,990
Excess and obsolete inventory charges	13,067	—	13,067	—
Gain on sale of property	(5,053)	—	(5,053)	—
Discrete tax (benefit) expense	3,401	2,220	36,533	5,731
Tax impact of reconciling items	(2,117)	(2,008)	(5,988)	(5,571)
Adjusted net income	$46,355	$35,014	$172,056	$127,263

Earnings per share of common stock, diluted (GAAP)	$0.19	$0.16	$0.68	$0.62
Acquisition and integration costs	—	0.01	0.01	0.04
Amortization of acquisition-related intangible assets	0.02	0.01	0.06	0.07
Reorganization charges	0.01	0.02	0.04	0.02
Excess and obsolete inventory charges	0.08	—	0.08	—
Gain on sale of property	(0.03)	—	(0.03)	—
Discrete tax (benefit) expense	0.02	0.01	0.22	0.03
Tax impact of reconciling items	(0.01)	(0.01)	(0.04)	(0.03)
Adjusted earnings per share of common stock, diluted	$0.27	$0.20	$1.02	$0.74

Effective tax rate (GAAP)	25.9%	20.8%	37.4%	19.3%
Discrete tax benefit (expense)	(7.7)%	(6.2)%	(20.0)%	(4.4)%
Net impact of other reconciling items	(0.2)%	2.5%	0.6%	1.6%
Adjusted effective tax rate	17.9%	17.1%	18.0%	16.5%

Cash provided by operating activities (GAAP)	$74,902	$51,404	$245,514	$149,081
Capital expenditures	(2,596)	(2,073)	(8,743)	(15,043)
Free cash flow	$72,306	$49,331	$236,771	$134,038

Description of adjustments:
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. During the periods presented, these costs were primarily related to the ongoing integration of Moritex Corporation, which the company acquired in the fourth quarter of 2023.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Reorganization charges:
•The Company has incurred charges related to the reorganization of its employees. During the twelve-month period ended December 31, 2025, these costs consisted primarily of severance.

Excess and obsolete inventory charges:
•The Company excluded excess and obsolete inventory charges from non-GAAP gross profit and income measures because it reflects a discrete, non-recurring inventory valuation adjustment driven by a comprehensive strategic product portfolio review under the Company’s new leadership team and does not reflect the underlying operating performance of the business.

Gain on sale of property:
•The Company excludes gains and losses on the sale of property from non-GAAP net income measure. These amounts are not reflective of our core operating performance, can vary significantly from period to period based on the timing and size of dispositions, and reduce comparability across periods.

Discrete tax (benefit) expense and tax impact of reconciling items:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, establishments and adjustments of valuation allowances, stock based compensation, and adjustments to deferred tax positions.

•We estimate the tax effect of items identified in the reconciliation by applying the statutory tax rate to the pre-tax amount.

About Cognex Corporation

For over 40 years, Cognex has been making advanced machine vision easy, paving the way for manufacturing and distribution companies to become faster, smarter, and more efficient through automation. Innovative technology in our vision sensors and systems solves critical manufacturing and distribution challenges, providing unparalleled performance for industries from automotive to consumer electronics to packaged goods.

Cognex makes these tools more capable and easier to deploy thanks to a longstanding focus on AI, helping factories and warehouses improve quality and maximize efficiency without needing highly technical expertise. We are headquartered near Boston, USA, with locations in over 30 countries and more than 30,000 customers worldwide. Learn more at cognex.com.

Investor Contacts:
Greer Aviv – Head of Investor Relations
Cognex Corporation
ir@cognex.com